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EXHIBIT 23.1





                        Consent of Independent Auditors


We consent to the incorporation by reference in the registration Statements pertaining to the Telco Systems, Inc. 1983 Employee Stock Purchase Plan (Form S-8 No. 33-26976); the Telco Systems, Inc. 1980 Stock Option Plan (Form S-8 Nos. 2- 94474, 33-2024 and 33-10548); the Telco Systems, Inc.
1988 Non-Statutory Stock Option Plan (Form S-8 No. 33-28295) and the 1990 Stock Option Plan (Form S-8 No. 33-42751) of our report dated October 12, 1995, with respect to the consolidated financial statements and schedules of Telco Systems, Inc. included in the Annual Report (Form 10-k) for the year ended August 27, 1995.



                                                               ERNST & YOUNG LLP



Boston, Massachusetts
November 16, 1995